Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

PolyOne Announces Record Fourth Quarter and Full Year 2012 Results

Fourth Quarter Results

•	Revenues increased 6% versus 2011

•	Earnings per share of $0.03 includes mark-to-market pension charge and other special items; earnings per share as adjusted of $0.21

•	Adjusted earnings per share expands 17% versus $0.18 for fourth quarter 2011

•	Increased operating profits in all business platforms

•	Announced acquisition of Spartech and completed acquisition of Glasforms, accelerating specialty transformation

Full Year Results

•	Revenues increased 4.5% versus 2011

•	Earnings per share of $0.80 versus $1.83 in 2011, which included the gain on the sale of our investment in SunBelt

•	Adjusted earnings per share of $1.20 increased 18% over $1.02 in the prior year

•	Adjusted operating profits increased 22% over prior year

•	Record operating margins and operating profits in all three strategic platforms

CLEVELAND – January 29, 2013 – PolyOne Corporation (NYSE: POL) today reported $679.4 million of revenues for the fourth quarter of 2012, a 6% increase compared to $640.4 million in the fourth quarter of 2011.

Diluted earnings per share totaled $0.03 in the fourth quarter of 2012 compared to $0.13 in the fourth quarter of 2011. Adjusted diluted earnings per share increased 17% to $0.21 for the fourth quarter of 2012, compared to $0.18 in the fourth quarter last year.

Full-year revenues in 2012 increased 4.5% to $3.0 billion, compared to $2.9 billion in 2011. Diluted earnings per share totaled $0.80 for the full year 2012, compared to $1.83 per diluted share in 2011. Adjusted earnings per diluted share for 2012 increased 18% to $1.20 compared with $1.02 reported for 2011.

“I am pleased with our fourth quarter results, as we expanded adjusted EPS by 17% over the fourth quarter of 2011. This is a record fourth quarter with adjusted EPS of $0.21, marking PolyOne’s thirteenth consecutive quarter of year-over-year double-digit adjusted earnings per share growth,” said Stephen D. Newlin, chairman, president and chief executive officer. “The fourth quarter caps another strong year of performance by PolyOne. For the full year, each of our three strategic platforms achieved record levels of operating income and operating margins, despite recessionary conditions in Europe.”

Mr. Newlin added, “In addition to delivering record adjusted earnings per share, we also accomplished other notable achievements in 2012, including the successful integration of ColorMatrix, the agreement to acquire Spartech and the completion of the Glasforms acquisition.”

Commenting on the company’s outlook, Mr. Newlin said, “In 2013, we are targeting double digit expansion of adjusted earnings per share. We do not view recovery in Europe as imminent; however, we do see potential for some improvement in the second half of the year. Regardless of the economic environment, we are intensely focused on driving profitable organic revenue and EPS growth through new technology launches, application development and cross-selling. In addition, we are confident in our ability to efficiently integrate Glasforms and Spartech, resulting in Specialty growth for PolyOne and increased value for our customers and shareholders.”

“In delivering record fourth quarter earnings, we overcame a higher tax rate of 39.4% compared to 30.7% in 2011 due to our regional mix of earnings,” said Richard J. Diemer, Jr., senior vice president and chief financial officer. “Excellent working capital continues to be a strength for PolyOne and we ended the year with $210 million of cash, even after funding the Glasforms acquisition.”

Mr. Diemer added, “In 2012, adjusted EPS improved 18% over the prior year. While we target double-digit EPS growth every year, in order to achieve this we will need to overcome a headwind of $0.13 per share associated with higher post-retirement healthcare expense in 2013.”

The company recorded special items in the fourth quarter of 2012 resulting in a net charge of $26.5 million ($16.3 million after tax, $0.18 per share). The largest special item was a $42.0 million ($25.9 million after tax; $0.29 per share) pension and post-retirement benefit mark-to-market adjustment, partially offset by an expected earn-out of $23.0 million ($14.0 million after tax; $0.15 per share) from the sale of the company’s interest in the SunBelt joint venture. Other special items in the fourth quarter of 2012 included acquisition related expenses and environmental remediation costs. By comparison, special items for the fourth quarter 2011 resulted in a net charge of $73.4 million ($45.3 million after tax, $0.49 per share) and included an $83.8 million ($52.0 million after tax, $0.57 per share) mark-to-market adjustment for pension and post-retirement benefits, partially offset by an earn-out of $18.1 million ($11.2 million after tax, $0.12 per share) from the sale of the company’s interest in the SunBelt joint venture. Also in the fourth quarter of 2011, the company recorded $40.9 million of favorable tax adjustments, including a $29.5 million ($0.32 per share) benefit associated with the prior divestiture of its investment in O’Sullivan Engineered Films and valuation allowance reversals.

For a summary of special items in all reported periods, please refer to Attachment 3.

The company’s performance for the fourth quarter and full-year 2012 will be discussed on a conference call at 8:30 a.m. Eastern Time on Wednesday, January 30th. The call can be accessed by dialing 866-543-6403 (International: 617-213-8896) and entering Passcode 90733187 or via webcast at www.polyone.com/investor. The replay can be accessed by dialing 888-286-8010 (International: 617-801-6888) and entering Passcode 19063567. The replay will be available for two weeks, beginning January 30th at 11:00 a.m., Eastern Time.

About PolyOne

PolyOne Corporation, with 2012 revenues of $3.0 billion, is a premier provider of specialized polymer materials, services and solutions. The company is dedicated to serving customers in diverse industries around the globe, by creating value through collaboration, innovation and an unwavering commitment to excellence. Guided by its Core Values, Sustainability Promise and No Surprises PledgeSM, PolyOne is committed to its customers, employees, communities and shareholders through ethical, sustainable and fiscally responsible principles. For more information, visit www.polyone.com.

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To access PolyOne’s news library online, please visit www.polyone.com/news

Investor Relations Contact:

Cynthia D. Tomasch

Vice President, Planning & Investor Relations

PolyOne Corporation

+1 440-930-3155

cynthia.tomasch@polyone.com

Media Contact:

Kyle Rose

Director, Corporate Communications

PolyOne Corporation

+1 440-930-3162

kyle.rose@polyone.com

Cautionary Note on Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements in this document regarding the proposed acquisition of Spartech Corporation are forward-looking statements. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial condition, performance and/or sales. Factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: the time required to consummate the proposed Spartech acquisition; the satisfaction or waiver of conditions in the merger agreement relating to the Spartech acquisition; any material adverse changes in the business of Spartech; the ability to obtain required regulatory, shareholder or other third-party approvals and consents and otherwise consummate the proposed Spartech acquisition; our ability to achieve the strategic and other objectives relating to the proposed Spartech acquisition, including any expected synergies; our ability to successfully integrate Spartech and achieve the expected results of the acquisition, including, without limitation, the acquisition being accretive; disruptions, uncertainty or volatility in the credit markets that could adversely impact the availability of credit already arranged and the availability and cost of credit in the future; the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the speed and extent of an economic recovery, including the recovery of the housing market; our ability to achieve new business gains; the effect on foreign operations of currency fluctuations, tariffs, and other political, economic and regulatory risks; changes in polymer consumption growth rates where we conduct business; changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online; fluctuations in raw material prices, quality and supply and in energy prices and supply; production outages or material costs associated with scheduled or unscheduled maintenance programs; unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters; an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to working capital reductions, cost reductions, and employee productivity goals; an inability to raise or sustain prices for products or services; an inability to maintain appropriate relations with unions and employees; the inability to achieve expected results from our acquisition activities; our ability to continue to pay cash dividends; the amount and timing of repurchases of our common shares, if any; and other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation. The above list of factors is not exhaustive.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission.

Attachment 1

Summary of Consolidated Statements of Income (Unaudited)

Fourth Quarter 2012

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Sales	$679.4	$640.4	$2,992.6	$2,863.5
Operating income (loss)	18.7	(39.8)	167.1	233.0
Net income attributable to PolyOne common shareholders	3.1	12.3	71.9	172.6
Basic earnings per share	$0.03	$0.14	$0.81	$1.87
Diluted earnings per share	$0.03	$0.13	$0.80	$1.83

Senior management uses comparisons of net income and diluted earnings per share (EPS) before adjustments to assess performance and facilitate comparability of results with prior periods. Below is a reconciliation of these non-GAAP financial measures to their most directly comparable measure calculated and presented in accordance with U.S. GAAP.

Reconciliation to Consolidated Statements of Income	Three Months Ended December 31, 2012		Three Months Ended December 31, 2011
	$	EPS	$	EPS
Net income attributable to PolyOne common shareholders	$3.1	$0.03	$12.3	$0.13
Special items, after tax (Attachment 3)	16.3	0.18	45.3	0.49
Tax adjustments (a)	(0.6)	—	(40.9)	(0.44)

Adjusted net income / EPS	$18.8	$0.21	$16.7	$0.18

Reconciliation to Consolidated Statements of Income	Year Ended December 31, 2012		Year Ended December 31, 2011
	$	EPS	$	EPS
Net income attributable to PolyOne common shareholders	$71.9	$0.80	$172.6	$1.83
SunBelt equity income, after tax	—	—	(3.7)	(0.04)
Special items, after-tax (Attachment 3)	35.7	0.40	(30.5)	(0.32)
Tax adjustments (a)	0.5	—	(42.3)	(0.45)

Adjusted net income / EPS	$108.1	$1.20	$96.1	$1.02

(a)	Tax adjustments include the net tax loss (benefit) from one-time income tax items and deferred income tax valuation allowance adjustments.

Attachment 2

PolyOne Corporation

Consolidated Statements of Income

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Sales	$679.4	$640.4	$2,992.6	$2,863.5
Cost of sales	553.1	543.6	2,428.3	2,400.8

Gross margin	126.3	96.8	564.3	462.7
Selling and administrative expense	130.6	154.7	420.6	381.7
Income related to previously owned equity affiliates	23.0	18.1	23.4	152.0

Operating income (loss)	18.7	(39.8)	167.1	233.0
Interest expense, net	(13.7)	(8.5)	(50.8)	(33.7)
Premium on early extinguishment of debt	—	(0.9)	—	(0.9)
Other (expense) income, net	(0.6)	(0.2)	(3.3)	0.3

Income before income taxes	4.4	(49.4)	113.0	198.7
Income tax benefit (expense)	(1.4)	61.7	(41.2)	(26.1)

Net income	$3.0	$12.3	$71.8	$172.6
Less: Net loss attributable to noncontrolling interests	0.1	—	0.1	—

Net income attributable to PolyOne common shareholders	$3.1	$12.3	$71.9	$172.6

Earnings per common share:
Basic earnings	$0.03	$0.14	$0.81	$1.87
Diluted earnings	$0.03	$0.13	$0.80	$1.83

Cash dividends declared per common share	$0.05	$0.04	$0.20	$0.16

Weighted-average shares used to compute earnings per share:
Basic	89.2	89.9	89.1	92.2
Diluted	90.5	91.9	89.8	94.3

Attachment 3

PolyOne Corporation

Summary of Special Items (Unaudited)

(In millions, except per share data)

Special items (1):	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Cost of sales:
Employee separation and plant phaseout costs	$—	$(0.1)	$(0.4)	$(1.2)
Reimbursement of previously incurred environmental costs	—	0.1	—	3.3
Environmental remediation costs	(3.1)	(1.8)	(12.8)	(9.7)
Acquisition related costs	—	(1.3)	(5.4)	(1.4)
Pension and other post-retirement mark-to-market adjustment	(1.3)	(2.5)	(1.3)	(2.5)

Impact on cost of sales	(4.4)	(5.6)	(19.9)	(11.5)

Selling and administrative expense:
Employee separation and plant phaseout costs	(1.0)	(0.9)	(11.1)	(1.6)
Legal related costs	0.3	—	(0.6)	—
Unrealized loss on foreign currency option contracts	(0.5)	—	(1.1)	—
Acquisition related costs	(2.0)	(3.2)	(3.9)	(5.2)
Pension and other post-retirement mark-to-market adjustment	(40.7)	(81.3)	(40.7)	(81.3)

Impact on selling and administrative expense	(43.9)	(85.4)	(57.4)	(88.1)

Gain on sale of investment in equity affiliates	23.0	18.1	23.4	146.3

Impact on operating income (loss)	(25.3)	(72.9)	(53.9)	46.7

Premium on early extinguishment of debt	—	(0.9)	—	(0.9)
Bridge loan commitment fees	(1.3)	—	(1.3)	—
Other income, net	0.1	0.4	0.1	2.3

Impact on income before income taxes	(26.5)	(73.4)	(55.1)	48.1
Income tax benefit (expense) on special items	10.2	28.1	19.4	(17.6)

Impact of special items on net income attributable to PolyOne shareholders	$(16.3)	$(45.3)	$(35.7)	$30.5

Basic impact per common share	$(0.18)	$(0.50)	$(0.40)	$0.33
Diluted impact per common share	$(0.18)	$(0.49)	$(0.40)	$0.32

Weighted average shares used to compute earnings per share:
Basic	89.2	89.9	89.1	92.2
Diluted	90.5	91.9	89.8	94.3

(1)	Special items is a non-GAAP financial measure. Special items include charges related to specific strategic initiatives or financial restructurings such as: consolidation of operations; debt extinguishment costs; employee separation costs resulting from personnel reduction programs, plant phaseout costs, executive separation agreements; asset impairments; mark-to-market adjustments associated with actuarial gains and losses on pension and other postretirement benefit plans; environmental remediation costs, fines or penalties for facilities no longer owned or closed in prior years; gains and losses on the divestiture of operating businesses, joint ventures and equity investments; gains and losses on facility or property sales or disposals; results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period; acquisition related costs incurred directly in connection with potential or completed acquisitions; unrealized gains and losses from foreign currency option contracts; other one-time, non-recurring items; and the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results.

Attachment 4

PolyOne Corporation

Condensed Consolidated Balance Sheets

(In millions)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$210.0	$191.9
Accounts receivable, net	322.6	321.0
Inventories, net	252.6	243.3
Other current assets	81.7	84.0

Total current assets	866.9	840.2
Property, net	407.5	397.6
Goodwill	405.5	395.5
Other intangible assets, net	340.0	341.9
Other non-current assets	108.1	102.9

Total assets	$2,128.0	$2,078.1

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term and current portion of long-term debt	$3.8	$3.0
Accounts payable	311.4	294.8
Accrued expenses	144.6	144.8

Total current liabilities	459.8	442.6
Non-current liabilities:
Long-term debt	703.1	704.0
Post-retirement benefits other than pensions	17.0	18.9
Pension benefits	182.8	203.6
Other non-current liabilities	133.9	120.7

Total non-current liabilities	1,036.8	1,047.2

Shareholders’ equity:
PolyOne shareholders’ equity	629.1	588.3
Noncontrolling interests	2.3	—

Total equity	631.4	588.3

Total liabilities and shareholders’ equity	$2,128.0	$2,078.1

Attachment 5

PolyOne Corporation

Consolidated Statements of Cash Flows

(In millions)

	Year Ended
	December 31,
	2012	2011
Operating Activities
Net income	$71.8	$172.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69.8	57.5
Deferred income tax provision	13.4	3.6
Debt extinguishment costs	—	0.9
Provision for doubtful accounts	0.3	2.0
Stock compensation expense	10.4	5.4
Income related to previously owned equity affiliates	(23.4)	(152.0)
Change in assets and liabilities:
Decrease in accounts receivable	3.4	5.4
(Increase) decrease in inventories	(2.7)	4.7
Increase in accounts payable	13.8	13.8
(Decrease) increase in pensions and other post-retirement benefits	(41.7)	30.2
Decrease in accrued expenses and other assets and liabilities	(8.2)	(71.6)

Net cash provided by operating activities	106.9	72.5

Investing Activities
Capital expenditures	(57.4)	(54.1)
Business acquisitions, net of cash acquired	(33.8)	(508.4)
Proceeds from sale of equity affiliate and other assets	18.9	140.0

Net cash used in investing activities	(72.3)	(422.5)

Financing Activities
Change in short-term and current portion of long-term debt	0.8	—
Issuance of long-term debt, net of debt issuance costs	—	285.5
Repayment of long-term debt	(3.0)	(42.9)
Payment of extinguishment costs	—	(0.9)
Purchase of common stock for treasury	(15.9)	(73.6)
Exercise of stock options and awards	15.1	6.9
Cash dividends paid	(16.9)	(11.1)
Proceeds from noncontrolling interests	2.4	—

Net cash (used) provided by financing activities	(17.5)	163.9

Effect of exchange rate changes on cash	1.0	(0.1)

Increase (decrease) in cash and cash equivalents	18.1	(186.2)
Cash and cash equivalents at beginning of period	191.9	378.1

Cash and cash equivalents at end of period	$210.0	$191.9

Attachment 6

Business Segment and Platform Operations (Unaudited)

(In millions)

Operating income at the segment level does not include: special items as defined on Attachment 3; corporate general and administration costs that are not allocated to segments; intersegment sales and profit eliminations; share-based compensation costs; and certain other items that are not included in the measure of segment profit and loss that is reported to and reviewed by the chief operating decision maker. These costs are included in Corporate and eliminations.

	Three Months Ended		Year Ended
	December 31,		December 30,
	2012	2011	2012	2011
Sales:
Global Specialty Engineered Materials	$126.1	$128.2	$543.6	$575.1
Global Color, Additives and Inks	155.9	119.8	703.5	544.6

Specialty Platform	282.0	248.0	1,247.1	1,119.7
Performance Products and Solutions	183.2	188.9	837.0	865.4
PolyOne Distribution	242.3	229.0	1,030.3	996.5
Corporate and eliminations	(28.1)	(25.5)	(121.8)	(118.1)

Sales	$679.4	$640.4	$2,992.6	$2,863.5

Gross margin:
Global Specialty Engineered Materials	$30.1	$26.5	$129.8	$125.3
Global Color, Additives and Inks	49.1	30.5	220.6	138.1

Specialty Platform	79.2	57.0	350.4	263.4
Performance Products and Solutions	26.5	22.7	127.0	112.7
PolyOne Distribution	26.3	22.4	112.0	101.4
Corporate and eliminations	(5.7)	(5.3)	(25.1)	(14.8)

Gross margin	$126.3	$96.8	$564.3	$462.7

Selling and administrative expense:
Global Specialty Engineered Materials	$(20.8)	$(18.3)	$(82.8)	$(79.4)
Global Color, Additives and Inks	(38.2)	(21.8)	(153.8)	(94.7)

Specialty Platform	(59.0)	(40.1)	(236.6)	(174.1)
Performance Products and Solutions	(12.5)	(12.6)	(52.1)	(50.3)
PolyOne Distribution	(10.1)	(10.5)	(46.0)	(45.4)
Corporate and eliminations	(49.0)	(91.5)	(85.9)	(111.9)

Selling and administrative expense	$(130.6)	$(154.7)	$(420.6)	$(381.7)

Operating income:
Global Specialty Engineered Materials	$9.3	$8.2	$47.0	$45.9
Global Color, Additives and Inks	10.9	8.7	66.8	43.4

Specialty Platform	20.2	16.9	113.8	89.3
Performance Products and Solutions	14.0	10.1	74.9	62.4
PolyOne Distribution	16.2	11.9	66.0	56.0
Corporate and eliminations	(31.7)	(78.7)	(87.6)	25.3

Operating income (loss)	$18.7	$(39.8)	$167.1	$233.0

Specialty Platform consists of our two specialty businesses: Global Specialty Engineered Materials; and Global Color, Additives and Inks. We present Specialty Platform sales, gross margin, selling and administration, and operating income because management believes that this is useful information to investors in highlighting our collective progress in advancing our specialization strategy.

Attachment 7

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In millions, except per share data)

Senior management uses gross margin before special items and operating income before special items to assess performance and allocate resources because senior management believes that these measures are useful in understanding current profitability levels and that current levels may serve as a base for future performance. In addition, operating income before the effect of special items is a component of various PolyOne annual and long-term employee incentive plans and is used in debt covenant computations. Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with U.S. GAAP. See Attachment 3 for a definition of special items.

Reconciliation to Consolidated Statements of Income	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Sales	$679.4	$640.4	$2,992.6	$2,863.5

Gross margin before special items	$130.7	$102.4	$584.2	$474.2
Special items in gross margin (Attachment 3)	(4.4)	(5.6)	(19.9)	(11.5)

Gross margin – GAAP	$126.3	$96.8	$564.3	$462.7

Gross margin before special items as a percent of sales	19.2%	16.0%	19.5%	16.6%

Operating income adjusted	$44.0	$33.1	$221.0	$180.6
SunBelt equity income	—	—	—	5.7
Special items in operating income (loss) (Attachment 3)	(25.3)	(72.9)	(53.9)	46.7

Operating income (loss) – GAAP	$18.7	$(39.8)	$167.1	$233.0

Calculation of quarterly adjusted EPS
	4Q09	1Q10	2Q10	3Q10	4Q10	1Q11
Net income attributable to PolyOne shareholders	$50.8	$21.0	$48.1	$3.6	$89.9	$110.2
SunBelt equity income, after tax	(2.0)	(0.5)	(4.5)	(6.1)	(3.5)	(3.7)
Special items, after tax	(15.7)	(0.3)	(9.0)	21.8	3.3	(79.8)
Tax adjustments	(22.3)	(3.5)	(13.1)	3.6	(75.3)	(1.5)

Adjusted net income	$10.8	$16.7	$21.5	$22.9	$14.4	$25.2

Adjusted EPS	$0.11	$0.18	$0.22	$0.24	$0.15	$0.26
Diluted shares used to calculate EPS	94.4	95.3	96.3	96.3	97.4	96.4

	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12
Net income attributable to PolyOne shareholders	$28.5	$21.6	$12.3	$20.2	$24.6	$24.0
Special items, after tax	0.9	3.1	45.3	6.1	8.0	5.3
Tax adjustments	0.4	(0.3)	(40.9)	0.1	0.9	0.1

Adjusted net income	$29.8	$24.4	$16.7	$26.4	$33.5	$29.4

Adjusted EPS	$0.31	$0.26	$0.18	$0.29	$0.37	$0.33
Diluted shares used to calculate EPS	95.5	94.0	91.9	90.7	90.7	90.2

Calculation of adjusted operating margin
	2006	2007	2008	2009	2010	2011	2012
Sales	$2,622.4	$2,642.7	$2,738.7	$2,060.7	$2,621.9	$2,863.5	$2,992.6

Operating income (loss) – GAAP	$233.6	$80.0	$(291.4)	$137.1	$174.6	$233.0	$167.1
SunBelt and OxyVinyls equity income	(107.0)	(40.8)	(32.5)	(29.7)	(23.1)	(5.7)	—
Special items in operating income	(39.1)	47.8	396.2	(48.7)	(4.8)	(46.7)	53.9

Operating income adjusted	$87.5	$87.0	$72.3	$58.7	$146.7	$180.6	$221.0

Operating income adjusted as a percent of sales	3.3%	3.3%	2.6%	2.8%	5.6%	6.3%	7.4%

Senior management uses net debt as a measure of our financial position. Below is a reconciliation of this non-GAAP financial measure to the most directly comparable measure calculated and presented in accordance with U.S. GAAP.

	December 31,	December 31,
Reconciliation to Condensed Consolidated Balance Sheets	2012	2011
Short-term and current portion of long-term debt	$3.8	$3.0
Long-term debt	703.1	704.0
Less cash and cash equivalents	(210.0)	(191.9)

Net debt	$496.9	$515.1